UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2004

Aquila, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(816) 421-6600

Registrant’s telephone number including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement;

                On September 20, 2004, the Company entered into a (i) 364-day, $110 million revolving credit agreement with certain lenders and Credit Suisse First Boston, as administrative agent and (ii) a 364-day, $220 million credit agreement with certain lenders and Credit Suisse First Boston, as administrative agent. The maturity dates will be extended until September 19, 2009 if the Company, using commercially reasonable efforts, is able to obtain regulatory approvals necessary for the extension. The two new facilities have initial interest rates of LIBOR plus a spread of 5.75%. The spread reduces as the Company’s credit ratings improve.

Item 1.02 Termination of a Material Definitive Agreement;

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

                On September 15, 2004, the Company repaid all amounts due under its $430 million credit agreement with certain lenders and Credit Suisse First Boston, as administrative agent. The obligations under the credit agreement became due on September 15, 2004 pursuant to section 2.7(d) of the credit agreement as a result of the passing of a deadline for the early retirement or defeasance of the Company’s 6.875% Senior Notes due October 1, 2004. The Company paid a 2% prepayment fee. It has also escrowed an additional amount of approximately $27 million with the administrative agent pending resolution of a claim made by certain lenders that the repayment was made pursuant to another provision of the credit agreement that required a greater prepayment fee.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

                10.1 — $110 Million Revolving Credit Agreement among the Company, the lenders and Credit Suisse First Boston dated September 20, 2004.

                10.2 — $220 Million Credit Agreement among the Company, the lenders and Credit Suisse First Boston dated September 20, 2004.

Signatures

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By:	/s/ Rick Dobson
Rick Dobson
Chief Financial Officer

Date: September 20, 2004